Exhibit 99.1

Atlantic Power Corporation Releases First Quarter 2021 Results

•	Net loss of $0.1 million or $0.00 per diluted share

•	Cash from operating activities of $8.4 million

•	Project Adjusted EBITDA of $48.2 million, reflecting lower water flows at Curtis Palmer

•	Transaction with I Squared Capital targeted to close on May 14, 2021

DEDHAM, MASSACHUSETTS – May 6, 2021 – Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today reported its financial results for the three months ended March 31, 2021. Net loss attributable to Atlantic Power was $0.1 million or $0.00 per diluted share as compared to net income attributable to Atlantic Power of $29.5 million or $0.23 per diluted share in the first quarter of 2020. The year-over-year decline was primarily attributable to a foreign exchange loss as compared to a foreign exchange gain in the prior period (both mostly unrealized) and higher administration expense. Project Adjusted EBITDA was $48.2 million in the first quarter of 2021 as compared to $50.8 million in the first quarter of 2020. Lower water flows at Curtis Palmer were the primary reason for the decline in Project Adjusted EBITDA. Cash from operating activities of $8.4 million in the first quarter of 2021 was unchanged from the first quarter of 2020.

Atlantic Power Corporation
Table 1 - Financial Results
(in millions of U.S. dollars)
Unaudited	Three months ended
	March 31,
	2021	2020	Variance
Project revenue	$72.0	$72.8	$(0.8)
Project income	32.4	24.7	7.7
Net (loss) income attributable to Atlantic Power Corp.	(0.1)	29.5	(29.6)
(Loss) earnings per share attributable to Atlantic Power Corp. - basic	(0.00)	0.28	(0.28)
(Loss) earnings per share attributable to Atlantic Power Corp. - diluted	(0.00)	0.23	(0.23)
Project Adjusted EBITDA	48.2	50.8	(2.6)

All amounts are in U.S. dollars and are approximate unless otherwise indicated.  Project Adjusted EBITDA is not a recognized measure under generally accepted accounting principles in the United States (“GAAP”) and does not have a standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to similar measures presented by other companies.  Please refer to "Non-GAAP Disclosures" on page 10 of this news release for an explanation and a reconciliation of “Project Adjusted EBITDA” as used in this news release to Project income (loss).

Transaction with I Squared Capital

As previously reported, the Company is party to a definitive agreement with certain affiliates of infrastructure funds managed by I Squared Capital pursuant to which the Company’s common shares, and the preferred shares and medium term notes of certain of the Company’s subsidiaries, will be acquired for cash (the “Transaction”).

In March and April of 2021, the Company received the required levels of approval from common shareholders and holders of the medium term notes and preferred shares of the Company’s subsidiaries.

On April 29, 2021, the Company announced its intention to defease the Company’s 6.00% Series E convertible unsecured subordinated debentures (the “Convertible Debentures”) on closing of the Transaction and disseminated a notice and Q&A to holders of Convertible Debentures setting out additional details of the proposed defeasance, including how holders of Convertible Debentures can convert their Convertible Debentures in order to benefit from the “make whole premium” (as contemplated by the trust indenture governing the Convertible Debentures) and the risks and tax consequences associated therewith.

The Company has received the regulatory approvals required for the Transaction, including an advance ruling certificate from the Canadian Commissioner of Competition under the Competition Act (Canada) on February 5, 2021, the expiration of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on March 9, 2021, and the approval of the Federal Energy Regulatory Commission on April 2, 2021. Also in April 2021, the Company received approval from the Federal Communications Commission for the transfer of control of certain FCC licenses held by the Company or its subsidiaries. On April 19, 2021, the Company received a final court order from the Supreme Court of British Columbia approving the Transaction.

The Transaction remains subject to the satisfaction or waiver of certain remaining third-party consents, and other customary closing conditions. The targeted closing date of the Transaction is May 14, 2021.

As previously announced, the Company’s management team will not hold a conference call in relation to the first quarter 2021 financial results due to the pending completion of the proposed Transaction.

Financial Review of the Three Months Ended March 31, 2021

Consolidated Results

Project revenue decreased by $0.8 million to $72.0 million from $72.8 million in the first quarter of 2020. The major driver of the decrease was lower water flows at Curtis Palmer, which reduced generation by 41% below the 2020 period (23% below the long-term average). Revenues at Curtis Palmer were $5.5 million lower than in the year-ago period. This decrease was partially offset by revenue increases of $2.9 million at Cadillac, which did not operate following the September 2019 fire until the completion of plant repairs in August 2020, and $1.4 million at Morris due to higher fuel prices.

Project income was $32.4 million as compared to $24.7 million in the first quarter of 2020. The increase of $7.7 million was primarily attributable to an $8.8 million change in the fair value of derivative instruments, partially offset by the modest decrease in project revenue discussed previously.

Net loss attributable to Atlantic Power Corporation was $0.1 million as compared to net income of $29.5 million in the first quarter of 2020. The $29.6 million decrease from net income to net loss was primarily attributable to a foreign exchange loss related to the revaluation of debt denominated in Canadian dollars of $3.2 million as compared to a foreign exchange gain of $20.6 million in the year-ago period. Another factor in the decrease from net income to net loss was a $7.4 million increase in administration expense related to the Transaction, including fees and expenses paid to third parties as well as an acceleration of incentive compensation expense. These negative variances were partially offset by a $7.7 million increase in project income, as previously discussed, and income of $1.7 million attributable to preferred shares of a subsidiary company as compared to a loss of $5.8 million in the year-ago period. The loss in the 2020 period was attributable to the preferred shares of a subsidiary company because the Company repurchased preferred shares at a discount to par during the period.

Loss per diluted share was $0.00 as compared to earnings per diluted share of $0.23 in the first quarter of 2020. The decrease was attributable to a net loss of $0.1 million as compared to net income of $29.5 million in the 2020 period. Shares outstanding were lower in the first quarter of 2021 than in the year-ago period, primarily due to repurchases of common shares in 2020 under the Company’s substantial issuer bid and normal course issuer bid.

Project Adjusted EBITDA decreased $2.6 million to $48.2 million from $50.8 million in the first quarter of 2020. Project Adjusted EBITDA at Curtis Palmer decreased $5.4 million due to lower water flows than in the 2020 period. Allendale and Dorchester had a combined decrease in Project Adjusted EBITDA of $1.6 million due to maintenance outages in March 2021. Manchief had a $1.4 million reduction in Project Adjusted EBITDA primarily due to a forced outage in February 2021. These decreases were partially offset by a $3.1 million increase at Cadillac due to its return to operation and a $1.5 million increase at Oxnard due to its new contract and lower maintenance expense than in the prior period.

Segment Results

The Company has four reporting segments: Solid Fuel, which includes its biomass plants and its equity interest in the Chambers coal plant; Natural Gas, Hydroelectric and Corporate. Table 2 presents Project income (loss) and Project Adjusted EBITDA by segment for the three months ended March 31, 2021 as compared to the same period in 2020.

Atlantic Power Corporation
Table 2 - Project Income (Loss) and Project Adjusted EBITDA by Segment
(in millions of U.S. dollars)
Unaudited
	Three months ended
	March 31,
	2021	2020	Variance
Project income (loss)
Solid Fuel	$3.0	$1.5	$1.5
Natural Gas	23.6	19.5	4.1
Hydroelectric	5.4	10.4	(5.0)
Corporate	0.4	(6.7)	7.1
Total	$32.4	$24.7	$7.7
Project Adjusted EBITDA
Solid Fuel	$9.7	$7.8	$1.9
Natural Gas	28.7	28.2	0.5
Hydroelectric	10.3	15.3	(5.0)
Corporate	(0.5)	(0.5)	-
Total	$48.2	$50.8	$(2.6)

Cash Flow

Cash provided by operating activities of $8.4 million was unchanged from the first quarter of 2020.

Cash provided by investing activities was $0.2 million as compared to cash used in investing activities of $2.6 million in the first quarter of 2020. Capitalized plant additions (mostly repairs at Cadillac) decreased by $9.7 million from the 2020 period. This favorable change was partially offset by the non-recurrence of $7.4 million of Cadillac insurance proceeds received in the 2020 period.

Cash used in financing activities of $26.0 million decreased $14.1 million from $40.1 million in the first quarter of 2020. The Company did not repurchase common or preferred shares in the first quarter of 2021, as compared to $14.6 million of repurchases in the year-ago period. This was partially offset by $2.1 million of higher debt repayment in the current quarter than in the 2020 period.

During the first quarter of 2021, the net decrease in the Company’s cash, restricted cash and cash equivalents was $17.4 million.

Atlantic Power Corporation
Table 3 - Cash Flow Results
(in millions of U.S. dollars)
Unaudited	Three months ended
	March 31,
	2021	2020	Variance
Net cash provided by operating activities	$8.4	$8.4	$-
Net cash provided by (used in) investing activities	0.2	(2.6)	2.8
Net cash used in financing activities	(26.0)	(40.1)	14.1

Liquidity, Balance Sheet and Capital Allocation

Liquidity

As shown in Table 4, the Company’s liquidity at March 31, 2021 was $120.4 million, a decrease of $21.3 million from $141.7 million at December 31, 2020. The decrease was primarily attributable to a $17.4 million decrease in cash as described previously, most of which was at the parent. Revolver availability decreased due to a $4.1 million increase in letters of credit outstanding for a contractual requirement under the existing Calstock Power Purchase Agreement (PPA).

Atlantic Power Corporation
Table 4 - Liquidity
(in millions of U.S. dollars)
Unaudited
	March 31, 2021	December 31, 2020
Cash and cash equivalents, parent	$7.0	$21.5
Cash and cash equivalents, projects	14.6	17.3
Total cash and cash equivalents	21.6	38.8
Revolving credit facility	180.0	180.0
Letters of credit outstanding	(81.2)	(77.1)
Availability under revolving credit facility	98.8	102.9
Total liquidity	$120.4	$141.7
Excludes restricted cash of (1) :	$6.9	$7.1

(1) Includes $6.0 million and $6.8 million at March 31, 2021 and December 31, 2020, respectively, from Cadillac insurance proceeds for the 2021 capacity payments received as part of the insurance settlement.

Balance Sheet

During the first quarter of 2021, the Company repaid $23.0 million of the APLP Holdings term loan and amortized $0.7 million of project-level debt at Cadillac. At March 31, 2021, the Company’s consolidated debt was $557.0 million, excluding unamortized discounts and deferred financing costs, and the Company’s consolidated leverage ratio (consolidated gross debt to trailing 12-month consolidated Adjusted EBITDA) was 3.7 times. On a net debt basis (consolidated gross debt net of $21.6 million of cash), the consolidated leverage ratio at March 31, 2021 was 3.5 times.

Capital Allocation

The Company did not repurchase any common or preferred shares in the first quarter of 2021, nor did it make any external investments or acquisitions, pending completion of the proposed Transaction.

2021 Guidance

The Company is not providing 2021 guidance pending completion of the proposed Transaction.

Operational Updates

Coronavirus Pandemic

With power generation deemed an essential service, to date, the coronavirus pandemic has not materially affected the Company’s ability to continue operating its plants safely and reliably. The Company continues to monitor closely the impact of the pandemic on all aspects of its business, including taking extra precautions for employees working at the Company’s plants. The Company has taken appropriate steps at its plants to ensure that health and safety guidelines are being followed, including plant sanitization. The Company continues to monitor fuel supply for its biomass plants (which generally have multiple suppliers including mills and other sources) to ensure that potential supply disruptions are minimized. While the pandemic has not materially affected financial results or plant operations to date, the Company is unable to predict the impact that it could have on its financial position and operating results due to numerous uncertainties.

Williams Lake

The plant has been operating at a de-rated level of approximately 57 megawatts for several months due to wet fuel and damage to the plant’s air preheater. Fuel supply conditions have been consistent with the previous quarter, representing an improvement from earlier in 2020. This allowed the plant to continue operating through the end of April before becoming subject to the contractual curtailment from May through July. During the curtailment, the Company expects to undertake repairs to the air preheater and other routine maintenance.

Decommissioning of San Diego Projects

Decommissioning of the three sites is in the final stages, with expected completion and return of the sites to the Navy in the second quarter of 2021. The final expected cost of approximately $3 million net of salvage proceeds compares favorably with the previous estimate of $5 million net of salvage proceeds.

Maintenance and Capex

In the first quarter of 2021, the Company incurred $6.1 million of maintenance expense and $0.3 million of capital expenditures. These figures include the Company’s proportional share of maintenance expenses and capital expenditures at equity method investments.

Commercial Updates

Oxnard (California)

On March 31, 2021, as previously reported, the Company executed a new agreement for the sale of capacity from the Oxnard plant for an additional two years, effective January 1, 2022 through December 31, 2023. The plant is currently operating under a Resource Adequacy (RA) agreement through December 31, 2021, under which it provides capacity to satisfy the load obligations of a community choice aggregator. The new RA agreement will meet the capacity needs of a different end-use customer but similarly provides fixed monthly capacity payments and allows the plant to potentially earn revenue from the sale of energy and ancillary services and other non-capacity revenues. The capacity payment under the new contract is modestly higher than the level in place for 2021.

Calstock (Ontario)

In December 2020, as previously reported, the Calstock PPA with the Ontario Electricity Financial Corporation was extended on existing terms by one year, to December 2021. In early February 2021, the Ontario Minister of Energy, Northern Development and Mines directed the Independent Electricity System Operator (IESO) to engage with Calstock and report to the Ministry regarding potential five-year contract options. Discussions with the IESO have been ongoing.

Supplementary Information Regarding Non-GAAP Disclosures

A discussion of non-GAAP disclosures and a schedule reconciling Project Adjusted EBITDA, a non-GAAP measure, to the comparable GAAP measure, can be found on page 10 of this release.

About Atlantic Power

Atlantic Power is an independent power producer that owns power generation assets in eleven states in the United States and two provinces in Canada. The Company’s generation projects sell electricity and steam to investment-grade utilities and other creditworthy large customers predominantly under long-term PPAs that have expiration dates ranging from 2021 to 2043. The Company seeks to minimize its exposure to commodity prices through provisions in the contracts, fuel supply agreements and hedging arrangements. The projects are diversified by geography, fuel type, technology, dispatch profile and offtaker (customer). Approximately 75% of the projects in operation are 100% owned and directly operated and maintained by the Company. The Company has expertise in operating most fuel types, including gas, hydro, and biomass, and it owns a 40% interest in one coal project.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under "Atlantic Power Corporation" or on the Company's website.

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Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under Canadian securities law (collectively, "forward-looking statements").

Certain statements in this news release may constitute "forward-looking statements", which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects. These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," “should,” "project," "continue," "believe," "intend," "anticipate," "expect," "estimate," "target" or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters. Examples of such statements in this press release include, but are not limited to, statements with respect to the following:

•	the receipt of third-party consents necessary to satisfy closing conditions to the Transaction;

•	the ability of the parties to satisfy the other conditions to, and to complete, the Transaction;

•	the timing of the closing of the Transaction;

•	the impact of the coronavirus pandemic on the economy and the Company’s operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties;

•	the Company’s expectation that its designation as essential will allow it to continue to operate through the coronavirus pandemic;

•	the Company’s estimation that the cost of decommissioning the three San Diego projects will be approximately $3 million net of salvage proceeds and the work will be completed in the second quarter of 2021; and

•	the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the U.S. Securities and Exchange Commission (the “SEC”) from time to time for a detailed discussion of the risks and uncertainties affecting the Company. Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

Atlantic Power Corporation
Table 5 – Consolidated Balance Sheet
(in millions of U.S. dollars)
Unaudited
	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$21.6	$38.8
Restricted cash	6.9	7.1
Accounts receivable	33.9	31.3
Current portion of derivative instruments asset	-	0.4
Inventory	17.0	18.3
Prepayments	6.7	7.0
Income taxes receivable	2.0	3.2
Current assets held for sale	4.6	-
Other current assets	0.3	0.3
Total current assets	93.0	106.4
Property, plant, and equipment, net	481.3	491.8
Equity investments in unconsolidated affiliates	91.8	85.0
Power purchase agreements and intangible assets, net	114.8	120.3
Goodwill	21.3	21.3
Operating lease right-of-use assets	4.1	4.6
Deferred income taxes	17.0	17.2
Other assets	0.6	0.6
Total assets	$823.9	$847.2
Liabilities
Current liabilities:
Accounts payable	$5.6	$6.3
Accrued interest	5.9	2.5
Other accrued liabilities	14.7	19.3
Current portion of long-term debt	90.8	95.7
Current portion of derivative instruments liability	9.9	11.0
Operating lease liabilities	1.8	1.9
Current liabilities held for sale	3.2	-
Other current liabilities	0.4	0.2
Total current liabilities	132.3	136.9
Long-term debt, net of unamortized discount and deferred financing costs	368.3	384.1
Convertible debentures, net of discount and unamortized deferred financing costs	85.5	84.1
Derivative instruments liability	5.4	8.1
Power purchase agreements and intangible liabilities, net	17.6	18.0
Asset retirement obligations, net	45.0	48.1
Operating lease liabilities	2.7	3.1
Other long-term liabilities	6.7	6.2
Total liabilities	$663.5	$688.6
Equity
Common shares, no par value, unlimited authorized shares; 89,797,798 and 89,222,568 issued and outstanding at March 31, 2021 and December 31, 2020	1,219.8	1,219.7
Accumulated other comprehensive loss	(138.1)	(139.9)
Retained deficit	(1,090.1)	(1,090.0)
Total Atlantic Power Corporation shareholders' deficit	(8.4)	(10.2)
Preferred shares issued by a subsidiary company	168.8	168.8
Total equity	160.4	158.6
Total liabilities and equity	$823.9	$847.2

Atlantic Power Corporation

Table 6 - Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended
	March 31,
	2021	2020
Project revenue:
Energy sales	$36.0	$40.7
Energy capacity revenue	29.8	28.0
Other	6.2	4.1
	72.0	72.8
Project expenses:
Fuel	20.7	19.6
Operations and maintenance	21.1	20.7
Depreciation and amortization	14.3	15.6
	56.1	55.9
Project other income (loss):
Change in fair value of derivative instruments	3.2	(5.6)
Equity in earnings of unconsolidated affiliates	13.4	13.7
Interest, net	(0.3)	(0.3)
Other income, net	0.2	-
	16.5	7.8
Project income	32.4	24.7

Administrative and other expenses:
Administration	14.1	6.7
Interest expense, net	11.4	10.8
Foreign exchange loss (gain)	3.2	(20.6)
Other (income) expense, net	(0.1)	2.6
	28.6	(0.5)
Income from operations before income taxes	3.8	25.2
Income tax expense	2.2	1.5
Net income	1.6	23.7
Net income (loss) attributable to preferred shares of a subsidiary company	1.7	(5.8)
Net (loss) income attributable to Atlantic Power Corporation	$(0.1)	$29.5
Net (loss) earnings per share attributable to Atlantic Power Corporation shareholders:
Basic	$(0.00)	$0.28
Diluted	$(0.00)	$0.23
Weighted average number of common shares outstanding:
Basic	89.4	107.2
Diluted	89.4	134.8

Atlantic Power Corporation

Table 7 - Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

Unaudited

	Three months ended
	March 31,
	2021	2020
Cash provided by operating activities:
Net income	$1.6	$23.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14.3	15.6
Share-based compensation	0.1	0.4
Other gain	(0.2)	-
Equity in earnings from unconsolidated affiliates	(13.4)	(13.7)
Distributions from unconsolidated affiliates	6.9	6.0
Unrealized foreign exchange loss (gain)	3.1	(20.9)
Change in fair value of derivative instruments	(3.3)	8.2
Amortization of debt discount and deferred financing costs	1.3	2.0
Non-cash operating lease expense	0.5	0.5
Deferred income taxes	0.3	0.3
Change in other operating balances
Accounts receivable	(3.1)	(2.1)
Inventory	0.2	2.8
Prepayments and other assets	1.6	(1.7)
Accounts payable	(0.9)	(5.7)
Accruals and other liabilities	(0.6)	(7.0)
Cash provided by operating activities	8.4	8.4

Cash provided by (used in) investing activities:
Insurance proceeds	-	7.4
Proceeds from sale of equity investment	0.5	-
Purchase of property, plant and equipment	(0.3)	(10.0)
Cash provided by (used in) investing activities	0.2	(2.6)

Cash used in financing activities:
Common share repurchases	-	(8.2)
Preferred share repurchases	-	(6.4)
Repayment of corporate and project-level debt	(23.7)	(21.6)
Cash payments for vested LTIP withheld for taxes	(0.6)	(0.7)
Deferred financing costs	-	(1.5)
Dividends paid to preferred shareholders	(1.7)	(1.7)
Cash used in financing activities	(26.0)	(40.1)

Net decrease in cash, restricted cash and cash equivalents	(17.4)	(34.3)
Cash, restricted cash and cash equivalents at beginning of period	45.9	82.6
Cash, restricted cash and cash equivalents at end of period	$28.5	$48.3

Supplemental cash flow information
Interest paid	$6.8	$8.3
Income taxes paid, net	0.7	0.7
Accruals for construction in progress	-	0.3

Non-GAAP Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies. Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies. The most directly comparable GAAP measure is Project income (loss). Project Adjusted EBITDA is defined as Project income (loss) plus interest, taxes, depreciation and amortization, impairment charges, insurance loss (gain), other (income) expenses and changes in the fair value of derivative instruments. Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors. A reconciliation of Project Adjusted EBITDA to Project income (loss) and to Net income (loss) on a consolidated basis is provided in Table 8 below.

Atlantic Power Corporation

Table 8 - Reconciliation of Net (Loss) Income to Project Adjusted EBITDA

(in millions of U.S. dollars)

Unaudited

	Three months ended
	March 31,
	2021	2020
Net (loss) income attributable to Atlantic Power Corporation	$(0.1)	$29.5
Net income (loss) attributable to preferred share dividends of a subsidiary company	1.7	(5.8)
Net income	$1.6	$23.7
Income tax expense	2.2	1.5
Income from operations before income taxes	3.8	25.2
Administration	14.1	6.7
Interest expense, net	11.4	10.8
Foreign exchange loss (gain)	3.2	(20.6)
Other (income) expense, net	(0.1)	2.6
Project income	$32.4	$24.7

Reconciliation to Project Adjusted EBITDA
Change in the fair value of derivative instruments	$(3.2)	$5.6
Depreciation and amortization	18.6	19.8
Interest, net	0.6	0.7
Other project income	(0.2)	-
Project Adjusted EBITDA	$48.2	$50.8